                             EMPLOYMENT AGREEMENT
                             --------------------

          THIS AGREEMENT made as of the 31st day of July, 1996 by and among Cole Taylor Financial Group, Inc. ("Employer"), a corporation duly organized and existing under and by virtue of the laws of the State of Delaware, and Thomas L. Barlow ("Executive").

          WHEREAS, Employer, through its subsidiaries, and Executive currently have an employment agreement in place; and

          WHEREAS, Employer desires to continue to employ Executive and to record its understandings in that regard; and

          WHEREAS, Executive is willing to accept such continuation of employment under the terms and conditions set forth herein; and

          WHEREAS, the employment, the duration thereof, the compensation to be paid to Executive and the other terms and provisions of this Agreement were duly fixed, stated, approved and authorized for and on behalf of Employer by the action of the Compensation Committee of its Board of Directors.

          NOW THEREFORE, in consideration of the premises, covenants and considerations hereinafter contained, it is mutually agreed as follows:

          1. Title and Term. Employer hereby agrees to, and does hereby, employ Executive as President and Chief Executive Officer of Employer for a term beginning on the Closing Date of the Share Exchange Agreement entered into on June 12, 1996 by and among Employer and those certain persons known as the Taylor Family ("Closing Date"), and ending on December 31, 2001, unless extended as hereinafter provided or sooner terminated as hereinafter provided. Employer also agrees to nominate Executive for election to its Board of Directors during the term of this Agreement and any extensions thereof.

          2. Prior Agreements. Employer and Executive hereby agree that all prior employment agreements and amendments thereto shall become null and void as of the Closing Date; provided, however, that Executive shall be entitled to all compensation until the Closing Date pursuant to such prior employment agreements and amendments thereto, including the Change of Control payment to which Executive is entitled pursuant to an amendment to such agreement.

          3. Compensation. In consideration of the services to be rendered by Executive, Executive shall receive compensation as follows:

          (a) Executive shall be compensated at the "Base Rate" then in effect for such Executive at the Closing Date; or at such higher amount as the Board of Directors of the Finance Company may hereafter fix, which shall then become the Executive's new Base Rate. Executive's Base Rate salary shall be subject to periodic review by the Board of Directors of Employer, which may determine to increase the same, but Executive's Base Rate shall not be reduced during the term of this Agreement. Such salary shall be paid in installments, in accordance with the executive compensation policy of the Employer in effect during the term hereof.

          (b) Executive shall be entitled to continuation of Employer benefits presently provided, including, but not limited to, group health and life insurance, matching 401K, deferred compensation program, stock options, and executive key man life insurance.

          (c) Executive shall be entitled to the use of a Employer-owned or leased automobile for business purposes; the year, make and model of such automobile shall be appropriate to the Employer's business. Employer hereby grants Executive an option to purchase such Employer-owned automobile for the depreciated book value, consistent with current policies of the Employer.

          (d) The Employer shall pay to Executive, in addition to his Base Rate salary, incentive compensation determined and paid in accordance with any incentive compensation program for senior executive officers of the Employer, and Executive shall be entitled to forty-five percent (45%) of the total incentive compensation pool. Such incentive compensation payment shall be of an amount not less than that which would have been calculated using the Incentive Compensation Program and formula that was in effect for fiscal 1995. The determination of the amount of incentive compensation payable to Executive shall be made separately for each calendar year, and there shall be no reason of any subsequent determinations or adjustments. The incentive compensation determined with respect to each year shall be paid for each year. At Executive's option, 75% of the estimated amount shall be paid on or about December 15 of such year and the remainder, as adjusted for the actual calculation, shall be paid not later than the publication of the audited financial statements for such year. If Executive's employment is terminated during the year, other than for cause, incentive compensation for such year shall be prorated based on the length of employment during the year, and paid in accordance with the foregoing schedule.

     4. Duties. Executive shall serve the Employer as indicated in paragraph 1 hereof and shall perform such duties as may be entrusted and set forth in the by-laws of the Employer or resolutions of its Board of Directors or as customarily performed by one holding his position in a similar business or enterprise, and shall also render such other and unrelated services and duties as may be assigned him from time to time by the Employer. Such duties shall be rendered at such place or places as the Employer shall in good faith require or as the interest, needs, business or opportunity of the Employer and its subsidiaries shall require, provided however, that the executive offices of Reliance Acceptance Corporation shall remain in San

Antonio, Texas, and that Executive is not requested or required to relocate from San Antonio, Texas.

          5. Best Efforts of Executive. Executive agrees that he will faithfully, industriously and to the best of his ability, experience and talents, devote his time and attention to the performance of all duties that may be required of and from him, pursuant to the express and implied terms hereof, all to the reasonable satisfaction of the Employer. Employer acknowledges that Executive may engage in other business activities for his own account, including consulting and serving on boards of directors of other companies, so long as such activities are free from any conflicts of interest with Employer or its subsidiaries. Vacations shall be discretionary but shall be taken in such a manner as not unreasonably to interfere with the performance of Executive's duties or to disrupt the business of the Employer, and shall be consistent with the policies of the Employer for vacation time applicable to senior executive officers thereof.

          6. Reimbursement for Expenses. The Employer will arrange for the payment or reimbursement of reasonable and necessary business expenses incurred by Executive in the performance of his duties hereunder, including, but not limited to expenditures for travel, meals, hotel accommodations and the like, after submission of vouchers supporting such expenditures and their business relationship as shall be required for deduction of the payments by the Employer for federal and state income tax purposes. In addition, the Employer shall pay for or reimburse Executive for dues and related business expenses incurred by Executive at a country club of Executive's choice in San Antonio, Texas. In the event Executive's expense account is disallowed as a business expense by the Internal Revenue Service due to the lack of supporting evidence, Executive shall be responsible to the Employer for any adverse tax consequence incurred by the Employer or its affiliates as a result thereof. Executive agrees to include the amount of any such disallowance as added compensation to him and to pay the resulting increases in income tax on such added compensation.

          7. Executive's Rights Under Certain Plans Now or Hereafter In Effect. The parties hereto agree that nothing contained herein is intended to or shall be deemed to preclude the Employer from granting to Executive, or Executive from receiving, any stock option or as depriving Executive of his right to participate in any profit sharing, pension, discretionary bonus, or other remuneration plan or in a group insurance or similar employee benefit plan established by or made available to the employees of the Employer, and in which Executive would otherwise be entitled to participate as an employee of the Employer under the terms of such plan.

          8. Extension of Term. Unless written notification is given to either party prior to January 1, 1999, the term of this Agreement shall be automatically extended to December 31, 2002. After January 1, 1999, unless written notification is given to either party prior to each subsequent January 1, the term of this Agreement shall again be automatically extended for one additional year on each such January 1.

          9. Termination of This Agreement Prior to Expiration of Term. Employer may terminate this Agreement for just cause at any time, but only after
(a) notice to

Executive describing a just cause or causes why he should no longer be employed by Employer because of his illegal activities, disclosure of confidential or private information of the Employer, aiding a competitor of the Employer to Employer's detriment, refusal or failure to continue the performance of duties set forth in Paragraph 4 hereof at any time during the term of this Agreement, or other action that is prejudicial to the best interests of the Employer, (b) an opportunity for him to be heard before the entire Board of Directors of Employer, and (c) a decision by at least a majority of the entire Board adverse to Executive.

          Executive will receive full compensation for any period of temporary illness or temporary incapacity during the term of this Agreement. However, the Employer shall have the right to terminate this Agreement if illness or incapacity shall be of a character so as to disable Executive from rendering satisfactory services to the Employer, which determination shall be made by the Board of Directors thereof, for a period of more than 90 consecutive days during any 12 month period.

          If Executive is terminated by Employer for any reason other than for cause or illness or incapacity, or if an event occurs whereby the authority or powers of Executive are significantly diminished, the Employer shall pay to Executive in a lump sum payment, all future amounts that would be payable to executive for future salary and incentive compensation pursuant to this Agreement, which amounts may be reasonably estimated for such purpose.

          Termination or expiration of this Agreement shall not relieve Executive of his obligations under Sections 11 and 12.

          10. Assignment. Employer shall have the right, in its sole discretion, to assign this Agreement to its successor or assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns and this Agreement shall thereby become the obligation of Employer's successors and assigns. The term successor and assign shall include any corporation which buys all or substantially all of Employer's assets, or substantially all of its stock, or with which or into which it is merged or consolidated.

          11. Confidential Information. Executive recognizes that as a key member of the staff of the Employer, he will occupy a position of trust with respect to business information of a secret or confidential nature which is the property of Employer, the Employer or their subsidiaries or affiliates, and which will be imparted to or developed by Executive from time to time in the course of his duties. Executive therefore agrees that he will not, during or subsequent to his employment hereunder, use, divulge, furnish or make accessible to anyone (otherwise than in the regular course of the business of the Employer) any knowledge or information, techniques, plans, computer designs, computer programs whether embodied in source or object code, computer languages or formats, customer lists, dealer lists, procedure manuals, personnel records, non-public financial statements or any other information proprietary to Employer, the Employer or their subsidiaries or affiliates; and that he will return promptly upon termination of his employment for whatever reason (or in the event of his death, his personal representative shall return) to the Employer at its direction and expense any and all copies of records, drawings, writings, blueprints, materials, memoranda and other data pertaining to such secret or confidential information.

          12. Restrictive Covenant. The Employer has incurred and will continue to incur great expense in order to develop its business, and is relying upon Executive's faithful performance of this Agreement in connection therewith. Executive thus further agrees that, during the term of this Agreement, he will not, directly or indirectly, alone or as a member of a partnership, or as an officer, stockholder (owning more than ten percent of the outstanding stock), corporate director, employee, consultant or representative of any company or entity, engage in competition with the Employer.

          13. Remedy. Executive understands that the Employer would not have any adequate remedy at law for the material breach or threatened breach by Executive of any one or more of the covenants set forth in this Agreement and agrees that in the event of any such material breach or threatened breach, the Employer may, in addition to the other remedies which may be available to it:

               (a) File a suit in equity to enjoin Executive from the breach or threatened breach of such covenants, and/or

               (b) File a suit in equity to enforce the provisions of Paragraphs 11 and 12 hereof.

          14. Waiver. Any waiver by any party hereto of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

          15. Insurance. Executive agrees that Employer and/or the Employer may, from time to time, apply for and take out in its own name and at its own expense, life, health, accident, or other insurance or an annuity contract upon Executive, that it may deem necessary or advisable to protect its interest hereunder; and Executive agrees to submit to any medical or other examination necessary for such purpose and to assist and cooperate in procuring such insurance; and Executive agrees that he shall have no right, title or interest in or to such insurance.

          16. Modification. The parties hereto agree that this document contains the entire understanding and agreement between them and cannot be amended, modified or supplemented in any respect, except by an agreement in writing signed by the party against whom enforcement of any amendment, modification or supplement is sought.

          17. Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware.

          18. Severability. In the event any provision of this Agreement is held to be invalid, the remaining provisions shall not be affected thereby.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                      COLE TAYLOR FINANCIAL GROUP, INC.


                                      By:          /s/ Ross Mangano
                                          --------------------------------------
                                                       Ross Mangano
                                                 Authorized Director and
                                          Chairman of the Compensation Committee


                                                   THOMAS L. BARLOW

                                               /s/ Thomas L. Barlow
                                      ------------------------------------------
                                                   Thomas L. Barlow